UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required In Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

ARTHUR J. GALLAGHER & CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARTHUR J. GALLAGHER & CO.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

April 7, 2006

Dear Stockholder:

Our Annual Meeting will be held on Tuesday, May 16, 2006, at 9:00 a.m., Central Time, at The Gallagher Centre, Two Pierce Place, Second Floor, Itasca, Illinois.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business requiring action at the meeting. A presentation by J. Patrick Gallagher, Jr., President and Chief Executive Officer of the Company, and me will provide information on the business and progress of your Company during 2005 and our directors and officers will be available to answer your questions.

We appreciate the interest of our stockholders in Arthur J. Gallagher & Co. and are pleased that in the past so many of you have exercised your right to vote your shares. We hope that you continue to do so.

Whether or not you plan to attend, please mark, sign, date and mail the accompanying proxy card as soon as possible. The enclosed envelope requires no postage if mailed in the United States. If you attend the meeting, you may revoke your proxy and vote personally.

Cordially,

ROBERT E. GALLAGHER

Chairman of the Board

ARTHUR J. GALLAGHER & CO.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 16, 2006

To the Stockholders of

ARTHUR J. GALLAGHER & CO.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Arthur J. Gallagher & Co. (the “Company”) will be held Tuesday, May 16, 2006, at 9:00 a.m., Central Time, at The Gallagher Centre, Two Pierce Place, Second Floor, Itasca, Illinois for the following purposes:

1.	To elect three Class I directors;

2.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2006;

3.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 20, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so your vote can be recorded. If you are present at the meeting, you may revoke your proxy and vote in person.

Date: April 7, 2006

By Order of the Board of Directors

JOHN C. ROSENGREN

Secretary

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

ARTHUR J. GALLAGHER & CO.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

PROXY STATEMENT

GENERAL INFORMATION

Use of Proxies

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Arthur J. Gallagher & Co. (the “Company”) of proxies to be voted at the Annual Meeting of Stockholders to be held on Tuesday, May 16, 2006, in accordance with the foregoing notice. This Proxy Statement and accompanying proxy are first being mailed to stockholders on or about April 7, 2006.

Any proxy may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. Shares represented by a proxy, properly executed and returned to the Company and not revoked, will be voted at the Annual Meeting.

Shares will be voted in accordance with the directions of the stockholder as specified on the proxy. In the absence of directions, the proxy will be voted FOR the election of the Class I directors named as the nominees in this Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy in accordance with their discretion.

Record Date and Voting Securities

The close of business on March 20, 2006 has been fixed as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the Record Date, the Company had 96,301,080 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote, exercisable in person or by proxy. There are no other outstanding securities of the Company entitled to vote, and there are no cumulative voting rights with respect to the election of directors.

The presence, in person or by proxy, of a majority of the outstanding shares of the Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. An automated system administered by the Company’s transfer agent tabulates the votes. Abstentions and broker non-votes are included in the number of shares present and voting for the purpose of determining if a quorum is present. Abstentions are also included in the tabulation of votes cast on proposals presented to the stockholders but broker non-votes are not.

PRINCIPAL HOLDERS OF SECURITIES

The following table shows with respect to any person who is known to be the beneficial owner as of December 31, 2005 of more than 5% of the Company’s Common Stock, par value $1.00 per share, which is its only class of issued and outstanding capital stock, (i) the total number of shares of Common Stock beneficially owned as of such date; and (ii) the percent of Common Stock so owned as of the same date.

Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Common Stock
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	12,617,900	(1)	13.3%

(1)	Information obtained from a Schedule 13G dated February 6, 2006 filed with the Securities and Exchange Commission (“SEC”) by Capital Research and Management Company. The Company has been informed that Capital Research and Management Company is deemed to be the beneficial owner in the aggregate of 12,617,900 shares of the Company’s voting Common Stock as a result of acting as investment adviser to various investment companies. In its Schedule 13G, Capital Research and Management Company disclaimed beneficial ownership of these shares. In the Schedule 13G, (i) The Income Fund of America, Inc., which is advised by Capital Research and Management Company, discloses ownership of 5,403,700 shares or 5.7% of the Company and (ii) Capital Income Builder, Inc., which is advised by Capital Research and Management Company, discloses ownership of 5,069,200 shares or 5.3% of the Company.

The following table shows with respect to each of the directors and nominees for director of the Company, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group, eighteen in number, (i) the total number of shares of Common Stock beneficially owned as of March 1, 2006 and (ii) the percent of Common Stock so owned as of the same date.

Name of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)		Percent of Common Stock
Robert E. Gallagher	2,610,695	(2)	2.71%
T. Kimball Brooker	270,250	(3)	*
Gary P. Coughlan	83,250		*
James W. Durkin, Jr.	338,148		*
J. Patrick Gallagher, Jr.	641,970	(4)	*
James S. Gault	115,979	(5)	*
Ilene S. Gordon	118,170		*
Elbert O. Hand	30,250		*
Douglas K. Howell	46,912		*
David S. Johnson	9,800		*
Kay W. McCurdy	400		*
Richard J. McKenna	156,961		*
James R. Wimmer	147,402	(6)	*
All directors and executive officers as a group (18 persons)	5,063,798		5.20%

*	Less than 1%

(1)	Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise stated in these notes, each person has sole voting and investment power with respect to all such shares. Includes shares which the listed beneficial owner has a right to acquire within sixty days as follows: T. Kimball Brooker, 123,250 shares; Gary P. Coughlan, 76,750 shares; James W. Durkin, Jr., 123,000 shares; J. Patrick Gallagher, Jr., 80,351 shares; Robert E. Gallagher, 1,845 shares; James S. Gault, 53,000 shares; Ilene S. Gordon, 114,170 shares; Elbert O. Hand, 26,750 shares; Douglas K. Howell, 33,752 shares; David S. Johnson, 8,500 shares; Richard J. McKenna, 96,752 shares; and James R. Wimmer, 107,402 shares; all directors and executive officers as a group (18 persons), 1,103,579 shares.
(2)	Includes 300,000 shares held in trust for the benefit of Robert E. Gallagher’s grandchildren under which Robert E. Gallagher is the trustee, 300,000 shares held in trust for the benefit of Isabel Gallagher under which Robert E. Gallagher is a trustee, 400,000 shares held by a charitable trust under which Robert E. Gallagher is the trustee, 500,000 shares held by a limited partnership of which Robert E. Gallagher is the general partner, 200,000 shares owned by a limited liability company of which the voting LLC membership interests are owned by Robert E. Gallagher and his wife and the non-voting LLC membership interests are owned by two grantor annuity trusts, under one of which Robert E. Gallagher is the trustee and under the other of which his wife is the trustee, 100,000 shares owned by a limited liability company of which the voting LLC membership interests are owned by Robert E. Gallagher and the non-voting LLC membership interests are owned 1% by Robert E. Gallagher and 99% by a family trust, and 276,048 shares held in the Lauren E. Gallagher Trust under which Robert E. Gallagher is a trustee.
(3)	Includes 15,000 shares owned by Barbara Oil Company which are voted by Mr. Brooker.
(4)	Includes 168,450 shares held in trust for the benefit of his children by his wife, Anne M. Gallagher, and another, as trustees, 101,238 shares held by his wife, and 150,000 shares held by Elm Court LLC, a limited liability company of which the voting LLC membership interests are owned by J. Patrick Gallagher, Jr. and the non-voting LLC membership interests are owned by a grantor retained annuity trust under which J. Patrick Gallagher, Jr. is the trustee.
(5)	Includes 28,000 shares held by his wife.
(6)	Includes 8,000 shares held by his wife.

CORPORATE GOVERNANCE

Governance Guidelines

The Governance Guidelines adopted by the Board provide guidelines for the Company and the Board of Directors to ensure effective corporate governance. The Governance Guidelines cover topics including, but not limited to, director qualification standards, Board and committee composition, director responsibilities, director compensation, director access to management and independent advisors, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees.

The Nominating/Governance Committee will review the Company’s Governance Guidelines periodically and, if necessary, recommend changes to the Board. The full text of the Governance Guidelines is available on the Investor Relations page of the Company’s web site at www.ajg.com. The Company will provide a copy of the Governance Guidelines without charge to any shareholder upon written or verbal request of such person.

Independence of Directors

Our Governance Guidelines provide that the Board of Directors is to be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. Our current Board of Directors has determined that all directors (except Robert E. Gallagher and J. Patrick Gallagher, Jr.) are independent in accordance with the New York Stock Exchange (“NYSE”) listing standards. The Board has made this determination based on the following criteria, in addition to any other relevant facts and circumstances:

•	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship.

•	A director who receives, or whose immediate family member receives, more than $100,000 during any twelve-month period in direct compensation from the Company, other than director and committee fees, gains from the exercise of options and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 during such twelve-month period in such compensation.

•	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed by, the Company’s internal or external auditor is not independent until three years after the end of either the affiliation, employment or the auditing relationship.

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serves or served on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•	A director who is an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after falling below such threshold.

Nomination of Directors

It is the policy of the Nominating/Governance Committee to consider candidates for director recommended by stockholders. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the Committee (in care of the Chairman at the Company’s principal office). The Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated, be selected based on contributions they can make to the Board and management and be free from relationships or conflicts of interest that could interfere with the director’s duties to the Company and its stockholders.

In identifying and evaluating nominees for director, the Committee takes into account the applicable requirements for directors under the Exchange Act and the listing standards of the NYSE. In addition, the Committee may take into consideration such factors and criteria as it deems appropriate, including the nominee’s judgment, skill, integrity, diversity, and business or other experience. The Committee may (but is not required to) consider candidates suggested by management or other members of the Board. The Committee evaluates candidates recommended for director by stockholders in the same manner it evaluates any other nominee. The Committee may from time to time (but is not required to) hire consultants or search firms to help the Committee identify and/or evaluate potential nominees.

The Company’s by-laws establish advance notice procedures with regard to the nomination by a stockholder of a candidate for election as a director. In general, the Company must receive notice not less than 45 days prior to the annual meeting of the stockholders of the Company. Such notice must comply with the information requirements set forth in the by-laws relating to stockholder nominations including providing the consent of any nominee to serve as a director, if elected.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that applies to the Company’s Board of Directors as well as the Company’s employees and officers, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Company’s Code of Business Conduct and Ethics covers professional conduct, including conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to the Company’s business. The Company encourages all employees, officers and directors to promptly report any violations of the Code of Business Conduct and Ethics to the appropriate persons identified in such Code.

A copy of the Company’s Code of Business Conduct and Ethics is posted on the Investor Relations page of the Company’s website at www.ajg.com. The Company will provide a copy of the Code of Business Conduct and Ethics without charge to any person, upon written or verbal request of such person. Requests should be directed in writing to Investor Relations, Arthur J. Gallagher & Co., Two Pierce Place, Itasca, Illinois 60143-3141, or by telephone to (630) 773-3800.

In the event that an amendment to, or waiver from, a provision of the Company’s Code of Business Conduct and Ethics that applies to the Company’s directors or executive officers is necessary, the Company intends to post such information on its website.

Stock Ownership Guidelines

The Company encourages stock ownership by our directors, officers and employees to align their interests with your interests as shareholders. To further this goal, in January 2004 the Nominating/Governance Committee of the Board of Directors determined that directors should own stock in the Company of a value not less than three times the annual director retainer paid to non-employee directors (currently $30,000), with such guidelines to phase in over a five year period.

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

The Company’s Board of Directors has the responsibility to review the overall operations of the Company. Board members are kept informed of the Company’s results of operations and proposed plans and business objectives by the Company’s management.

Kay W. McCurdy is currently a member of the Board of Directors as a Class III director, having been appointed to fill a vacancy in such Class on October 19, 2005. The Company’s Restated Certificate of

Incorporation and By-Laws provide that any director appointed to fill a vacancy shall hold office until the term of the class of directors to which she was appointed. The expiration of the term of Ms. McCurdy will occur at the 2008 Annual Meeting. Ms. McCurdy was initially identified to the Nominating/Governance Committee by members of the existing Board of Directors.

The Company’s policy is to encourage Board members to attend the Company’s annual meeting. All nine Board members attended the Company’s annual meeting held on May 17, 2005.

During 2005, the Board of Directors met five times. All of the directors attended 75% or more of the aggregate meetings of the Board and Board committees on which they served. The Board of Directors has the following Committees with the following members:

Audit	Compensation	Nominating/ Governance	Compliance	Executive
Gary P. Coughlan(1) T. Kimball Brooker James R. Wimmer	T. Kimball Brooker(1) Ilene S. Gordon Elbert O. Hand David S. Johnson Kay W. McCurdy(2)	Ilene S. Gordon(1) Elbert O. Hand David S. Johnson Kay W. McCurdy(2) James R. Wimmer	James R. Wimmer(1) J. Patrick Gallagher, Jr. Ilene S. Gordon Elbert O. Hand	Robert E. Gallagher(1) J. Patrick Gallagher, Jr.

(1)	Chairman.
(2)	Kay W. McCurdy was appointed to the Compensation Committee and Nominating/Governance Committee effective January 26, 2006.

Audit Committee

The Audit Committee of the Board of Directors is governed by a charter approved by the Board of Directors on November 20, 2003, a copy of which is available on the Company’s website at www.ajg.com or in print upon the verbal or written request of any stockholder. Among other things, the Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and the qualifications, independence and performance of independent registered public accounting firms and the performance of the Company’s internal auditors. The Committee is also directly responsible for the appointment, retention, termination, compensation and oversight of the independent registered public accounting firm.

Each of the members of the Audit Committee is independent within the meaning of SEC regulations and the listing standards of the NYSE. The Board of Directors has determined that Gary P. Coughlan qualifies as an audit committee financial expert, as that term is defined in the adopted rules of the SEC implementing requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee met eight times in 2005.

Compensation Committee

The Compensation Committee of the Board of Directors is governed by a charter approved by the Board of Directors on November 20, 2003, a copy of which is available on the Company’s website at www.ajg.com or in print upon the verbal or written request of any stockholder. Each of the members of the Compensation Committee meets the independence requirements of the NYSE for compensation committee members. The Committee met six times in 2005.

The Compensation Committee determines the salaries, bonuses and other compensation and terms and conditions of employment of the executive officers and certain key employees of the Company and makes recommendations to the Board of Directors with respect to the Company’s compensation plans and policies. In addition, the Committee administers the Company’s stock option plans and reviews the Company’s employee benefit programs.

Nominating/Governance Committee

The Nominating/Governance Committee of the Board of Directors is governed by a charter approved by the Board of Directors on July 17, 2003, a copy of which is available on the Company’s website at www.ajg.com or in print upon the verbal or written request of any stockholder. Each of the members of the Nominating/Governance Committee meets the independence requirements of the NYSE for nominating committee members. The Committee met three times in 2005.

The Nominating/Governance Committee is responsible for identifying and recommending individuals qualified to be directors of the Company to the Board for either appointment to the Board or to stand for election at the Company’s annual meeting of stockholders. The Committee is responsible for the development of corporate governance guidelines for the Company. At the recommendation of the Committee, the Board approved Governance Guidelines developed by the Committee on July 17, 2003.

Compliance Committee

On May 17, 2005, the Board of Directors established the Compliance Committee. The Compliance Committee is responsible for monitoring the Company’s compliance with the standards of conduct regarding compensation from insurers pursuant to the Assurance of Voluntary Compliance dated as of May 18, 2005, with the Attorney General of the State of Illinois and the Director of Insurance of the State of Illinois. The Committee met two times in 2005.

Executive Committee

The Executive Committee of the Board of Directors is empowered to act on behalf of the Board between board meetings. Actions of the Executive Committee are reviewed, approved and ratified by the Board of Directors at the next meeting of the Board. The Executive Committee acted by unanimous written consent sixteen times in 2005.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not company officers. Executive sessions are led by a “Presiding Director.” The Presiding Director of such meetings is designated at each such executive session. An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Presiding Director in his or her own discretion or at the request of the Board.

Communications with the Board of Directors

The Board has established a process for stockholders and other interested parties to communicate with the Board, the non-management directors as a group or any individual director. A stockholder or other interested party may contact the Board of Directors, the non-management directors as a group or any individual director by writing to their attention at the Company’s principal executive offices at Arthur J. Gallagher & Co., c/o General Counsel, The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141.

Communications received in writing are distributed to the Board, to non-management directors as a group or to an individual director.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes. The regular terms of office for the Class I, Class II and Class III directors expire at the 2006, 2007 and 2008 Annual Meetings of Stockholders, respectively. Three persons are to be elected at the Annual Meeting to hold office as Class I directors for a term of three years and until their respective successors are elected and qualified.

Set forth below is information concerning the nominees for election as Class I directors as well as information concerning the current directors in each class continuing in office after the Annual Meeting of Stockholders. The Board of Directors recommends a vote FOR the election of such nominees. The persons named on the enclosed proxy card intend to vote the proxies solicited hereby FOR all the nominees named below unless such authority is withheld. The affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy is required to elect directors. The enclosed proxy cannot be voted for more than three nominees. Should any nominee be unavailable to serve or for good cause refuse to serve, an event which the Board of Directors does not anticipate, the persons named in the enclosed proxy intend to vote the proxies solicited hereby for the election of such other nominee, if any, as they may select.

Nominees for Election to the Board of Directors as

Class I Directors with Terms Expiring in 2009

Name	Age	Year First Elected Director, Business Experience and Other Directorships
J. Patrick Gallagher, Jr.(1)	54	Director since 1986; Chief Executive Officer since 1995; President since 1990; Chief Operating Officer from 1990 to 1994; Vice President— Operations from 1985 to 1990.

Ilene S. Gordon	52	Director since 1999; President of Alcan Food Packaging Americas since 2004 (successor of Pechiney Plastic Packaging, Inc.); President of Pechiney Plastic Packaging, Inc., a flexible packaging manufacturing and marketing business, and Senior Vice President of Pechiney Group from 1999 to 2004; Vice President and General Manager of Tenneco Packaging Folding Carton Business from 1997 to 1999; Vice President—Operations of Tenneco, Inc. from 1994 to 1997. Director of United Stationers, Inc.

James R. Wimmer	77	Director since 1985; Partner, Lord, Bissell & Brook, attorneys, from 1959 to 1992 and Of Counsel from 1992 to 1999; Vice-Chairman and General Counsel of Commonwealth Industries Corporation from 1991 to 1993.

Members of the Board of Directors Continuing in Office

As Class II Directors with Terms Expiring in 2007

Name	Age	Year First Elected Director, Business Experience and Other Directorships
T. Kimball Brooker	66	Director since 1994; President, Barbara Oil Company, an investment business, since 1989; Managing Director, Morgan Stanley & Co., Inc. from 1975 to 1988.

Robert E. Gallagher(1)	83	Director since 1950; Chairman since 1990; Chief Executive Officer from 1963 to 1994.

David S. Johnson	49	Director since 2003; President of North American Commercial for Kraft Foods, Inc., since 2003; President of North American Operations, Technology, Procurement, Information Systems and Sales for Kraft Foods North America, Inc., 2002 to 2003; Group Vice President of Kraft Foods North America, Inc., 2000 to 2002; Executive Vice President of Kraft Foods, Inc., 1998 to 2000; joined Kraft in 1986.

Members of the Board of Directors Continuing in Office

as Class III Directors with Terms Expiring in 2008

Gary P. Coughlan	62	Director since 2000; Senior Vice President and Chief Financial Officer of Abbott Laboratories from 1990 to March 2001; Senior Vice President of Kraft General Foods from 1989 to 1990; prior thereto Senior Vice President and Chief Financial Officer of Kraft, Inc. which he joined in 1972. Director of Hershey Foods Corporation.

Elbert O. Hand	66	Director since 2002; Chairman of the Board of Hartmarx Corporation, a consumer apparel products business, from 1992 to July 2004, Chief Executive Officer from 1992 to April 2002, and President and Chief Operating Officer from 1985 to 1992. Director of Hartmarx Corporation.

Kay W. McCurdy	55	Director since October 19, 2005; Partner, Lord, Bissell & Brook, LLP, attorneys, from 1983 to present.

(1)	Robert E. Gallagher is an uncle of J. Patrick Gallagher, Jr.

REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act or the Exchange Act that might incorporate filings, including this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

In discharging its oversight responsibility as to the audit process, the Committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company that might bear on the independence of the independent registered public accounting firm consistent with Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees” and discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence. The Committee discussed and reviewed with the independent registered public accounting firm all communications required by standards of the Public Accounting Oversight Board (United States), including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”, SEC Rules and other professional standards. The Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2005 and the Company’s internal control over financial reporting as of December 31, 2005.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, the Company’s accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements and internal control over financial reporting has been carried out in accordance with standards of the Public Company Accounting Oversight Board (United States) and generally accepted auditing standards, as appropriate, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that the Company’s independent registered public accounting firm is in fact “independent”.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

Audit Committee

Gary P. Coughlan (Chairman)

T. Kimball Brooker

James R. Wimmer

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Report of the Compensation Committee

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act or the Exchange Act that might incorporate filings, including this Proxy Statement, in whole or in part, the following Compensation Committee report and the Comparative Performance Graph on Page 16 shall not be incorporated by reference into any such filings.

Executive Compensation

The Compensation Committee is responsible for determining the total compensation and employment conditions of the Company’s executive officers. In determining the total 2005 compensation, the Compensation Committee generally evaluated the executive’s contribution to the overall success of the Company in achieving the corporate goals set out below. In making such determinations, the members of the Compensation Committee consult with members of senior management and base such determinations on the information and recommendations of senior management. The following items are important elements in determining compensation.

Earnings Growth—Year-over-year earnings growth is one of the most important goals of the Company. The effort of an individual executive in meeting or exceeding year-over-year growth for his or her department or division has historically been an important criterion in the evaluation. In addition, the Compensation Committee focuses on the contribution of the executive to the overall success of the Company in meeting its plan for growth. Longer term growth goals, as measured against the Company’s Three Year Strategic Plan, are also considered in the evaluation. The Compensation Committee believes that the performance of management should be evaluated using “operating” and “cash” basis results as well as results under U.S. generally accepted accounting principles. The Compensation Committee also takes into consideration the separate operating results of each of the Company’s core operating divisions in evaluating the performance of the managers of those divisions.

Business Growth—The Company considers its long-term business growth to be a critical factor in the continued success of the Company. Executives are expected to support the Company’s acquisition program which seeks to achieve growth by successfully integrating independent businesses into the corporate structure. Similarly, establishment of operations in new geographic areas, as well as the successful development and marketing of new product lines, are considered necessary to the continued growth of the Company and are included in the evaluation. In 2005, ten businesses were acquired. The development and marketing of new product lines continued on a basis consistent with prior years.

Human Resources—As a service business, the Company believes that its employees are its greatest asset. Over 53% of the Company’s expenses in 2005 were related to the compensation of its employees and related costs. The Company is committed to the successful hiring, training and retaining of people who promote the growth, financial success and management succession of the Company. An executive’s ability to manage these resources, as well as the attendant expenses, is a significant criterion.

Enhancement of stockholder value is the ultimate goal of the Company. The Compensation Committee believes that its focus on specific corporate goals should result in a strong stock price, improved earnings per share and greater return on stockholders’ equity.

The Company has a Senior Management Incentive Plan (“SMIP”), which was approved by stockholders in 2005. Under the SMIP, the Compensation Committee has the authority to establish certain performance- based bonuses for officers of the Company. The performance goals shall be based exclusively on one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures stated in either absolute terms or relative terms, such as rates of growth or improvement: the attainment by a share of Common Stock of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), return on assets, return on equity, earnings of the Company before or after taxes and/or interest, revenues, market share, cash flow or cost reduction goals, interest expense after taxes, return on investment, return on investment capital, economic value created, operating margin, net earnings before or after taxes, pretax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives, and/or extraordinary or special items, operating earnings, net cash provided by operations, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, productivity, efficiency, and goals relating to acquisitions or divestitures, or any combination of the foregoing. All of the officers of the Company are eligible to participate in the SMIP if the Compensation Committee selects them for inclusion.

The Company also has a discretionary bonus pool for executive officers and key employees, contingent upon satisfactory corporate growth and the attainment of predetermined managerial goals. These predetermined goals are extremely varied and, in the case of the executive officers, are established by the individual officer and senior management in consultation with the Compensation Committee. The goals are too diverse to generalize but typically include meeting or exceeding budgetary guidelines and contribution to the Company’s profitability. Attainment of these goals in many cases may be determined by a subjective judgment of the individual supervisor or, in the case of the executive officers, by the Compensation Committee. The Compensation Committee determines the eligibility for participation in the bonus pool. All of the executive officers of the Company (other than Mr. Gault, who participates in the BSD Bonus Plan described below and David E. McGurn, Jr. who participates in the SMI Bonus Plan described below) are eligible to participate in this plan.

The Company has a bonus plan for its Brokerage Services-Retail Division (the “Brokerage Services Division”) to provide incentives to the management personnel of the Brokerage Services Division. The bonuses under this plan are determined by a formula applied to the pretax profitability of the Brokerage Services Division. Under the plan, at the discretion of the Company, participants may receive their award in cash or in Common Stock of the Company. In general, an award under the plan vests in the participant’s account in three installments at the rate of 33 1/3% per year beginning on March 31st after the end of the year in which the bonus is earned, with vesting acceleration in the event of death, disability, or upon a “change in control” of the Company. Mr. Gault is eligible to participate in this plan.

The Company has a bonus plan for its Specialty Marketing and International Division (the “SMI Division”) to provide incentives to the management personnel of the SMI Division. The bonuses under this plan are determined by a formula applied to the pretax profitability of the SMI Division. Under the plan, at the discretion of the Company, participants may receive their award in cash or in Common Stock of the Company. In general, an award under the plan vests in the participant’s account in three installments at the rate of 33 1/3% per year beginning on March 31st after the end of the year in which the bonus is earned, with vesting acceleration in the event of death, disability, or upon a “change in control” of the Company.

The Company has a Deferred Equity Participation Plan to encourage executive officers and key employees to remain with the Company until their normal retirement. Under the plan, the Company contributes shares of Common Stock to a “rabbi trust” in an amount approved by the Compensation Committee in the name of the plan participant. The Chief Executive Officer of the Company, in conjunction with the Compensation Committee, annually determines the key executives who will receive an award under the plan and the amount of such award. Distributions under the plan normally may not be made until the participant retires after reaching age 62 and are subject to forfeiture in the event of a voluntary termination of employment prior to age 62. All distributions are made in the form of Common Stock of the Company. All of the executive officers are eligible to participate in this plan.

Option grants to executive officers under the Company’s Stock Option Plans are determined by the Compensation Committee and are generally based upon more subjective factors. The Compensation Committee considers the recommendations of the executive officers of the Company, the responsibilities of each grantee, his or her past performance and his or her anticipated future contribution to the Company. Options directly reflect the Company’s performance through its stock price.

The Internal Revenue Code limits the deductibility for federal income tax purposes of certain compensation payable to top executive officers of publicly held corporations. Certain types of compensation are excluded from the limitations. The Company generally attempts to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interests of the Company and its stockholders. However, the Company reserves the right to authorize the payment of nondeductible compensation which it deems appropriate.

Executive officers participate in the Savings and Thrift Plan, Supplemental Savings and Thrift Plan and Pension Plan (which has been frozen since July 1, 2005), and receive customary employee health benefits and expense reimbursement in accordance with the Company’s policies.

During 2005, the Committee compared the compensation of the five most highly compensated executive officers of the Company to the compensation paid to executive officers of publicly held competitors of the Company included in the Comparative Performance Graph on Page 16. The Committee targets the middle of its competitors’ salary range for its executive officers’ compensation. The Committee believes that the 2005 compensation of the Company’s five most highly compensated executive officers will be in the middle range when compared to its publicly-held competitors after making certain adjustments for the size of the Company.

Chief Executive Officer Compensation

For 2005, J. Patrick Gallagher, Jr., the Company’s Chief Executive Officer, received $906,300 in salary. Mr. Gallagher’s salary is based on his performance as related to the Company’s performance as well as other competitive data. Mr. Gallagher also received a cash bonus, a restricted stock award and an equity award under the Company’s Deferred Equity Participation Plan. In determining Mr. Gallagher’s bonus and equity awards, the Compensation Committee considered the analysis prepared by an independent consulting firm retained by the Compensation Committee to review the compensation received by Mr. Gallagher and other executive officers of the Company. Such independent consulting firm presented its analysis to the Compensation Committee at a meeting held on January 26, 2006. Based on this analysis, the Company’s performance in 2005 and the other criteria applicable to executive officers described above, the Compensation Committee recommended that Mr. Gallagher receive a cash bonus of $200,000, a restricted stock award of $300,000 and an equity award of $400,000 under the Company’s Deferred Equity Participation Plan.

Compensation Committee

T. Kimball Brooker (Chairman)

Ilene S. Gordon

Elbert O. Hand

David S. Johnson

Kay W. McCurdy

Summary Compensation Table

The following table presents information concerning compensation paid or set aside by the Company and its subsidiaries on an accrual basis to or for the benefit of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company in each of the Company’s last three fiscal years.

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)(2)	Other ($)(3)	Deferred Equity Awards ($)(4)	Restricted Stock Awards ($)(1)(5)	Securities Underlying Options (#)(6)	All Other Compensation ($)(7)
J. Patrick Gallagher, Jr.	2005	906,300	200,000	33,500	400,000	300,000	68,450	55,000
President and Chief	2004	850,000	400,000	26,600	400,000	600,000	65,024	42,200
Executive Officer	2003	850,000	500,000	30,800	400,000	500,000	50,000	31,000

James W. Durkin, Jr.	2005	450,000	133,300	22,200	250,000	266,700	30,000	15,600
Vice President	2004	400,000	133,300	18,000	250,000	266,700	30,000	12,400
	2003	350,000	100,000	16,300	250,000	200,000	20,000	8,200

James S. Gault	2005	537,500	150,000	19,300	200,000	—	35,000	21,300
Vice President	2004	500,000	100,000	17,000	300,000	200,000	35,000	20,400
	2003	500,000	100,000	17,400	250,000	200,000	35,000	17,000

Douglas K. Howell	2005	425,000	141,700	8,900	250,000	283,300	35,000	17,500
Vice President and Chief	2004	425,000	141,700	134,900	200,000	283,300	38,756	12,000
Financial Officer	2003	354,000	212,500	96,800	200,000	212,500	75,000	7,600

Richard J. McKenna	2005	400,000	185,000	6,400	300,000	—	30,000	21,900
Vice President	2004	400,000	375,000	7,000	250,000	—	33,756	14,700
	2003	350,000	225,000	6,300	250,000	—	30,000	9,500

(1)	Represents bonuses related to services rendered in the fiscal year indicated that were determined and paid in the subsequent fiscal year.
(2)	Certain employees of the Company were eligible to receive a portion of their 2003, 2004 and 2005 bonuses as stock options. Messrs. Gallagher and Howell elected to receive $100,000 and $10,000 of their 2005 bonuses, respectively, as options. Mr. Gallagher elected to receive $100,000 of his 2004 bonus as options. Messrs. Gallagher, Howell and McKenna elected to receive $100,000, $25,000 and $25,000 of their 2003 bonuses, respectively, as options. The amounts in the bonus column include the dollar value of bonus amounts received as options.
(3)	Includes country club dues reimbursements and payments under the Company’s automobile lease program. For Mr. Howell, amount also includes additional compensation of $132,000 in 2004 and $96,800 in 2003 in reimbursement of move-related expenses in connection with his transition to his new position at the Company.
(4)

Represents amounts awarded under the Company’s Deferred Equity Participation Plan. Amounts shown do not represent actual payments to the executive officer. Participation in the plan by any person, and the amount of such participation, is at the sole discretion of the Company’s Chief Executive Officer, in conjunction with the Compensation Committee (or in the case of Mr. Gallagher, at the discretion of the Compensation Committee). The plan provides that the Company will contribute to the plan shares of Common Stock in an amount approved by the Compensation Committee. All funds allocated by the Company to the plan will be used to purchase Common Stock. Prior to payout, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and shares are subject to forfeiture under certain conditions, including but not limited to, the participant’s voluntary termination of employment with the Company prior to age 62. A participant will normally be eligible to receive a distribution from the plan upon retirement after reaching age 62. Substantially all distributions will be made in the form of Common Stock of the Company.

(5)	In the case of Messrs. Gallagher, Durkin and Howell, represents the value of restricted stock awards which vest annually in equal parts over a two year period. In the case of Mr. Gault, represents the value of restricted stock awards granted pursuant to the Brokerage Services Division Bonus Plan which vest annually in equal parts over a two year period. Such awards include the dividends associated with the underlying stock. Since 2004 all restricted stock grants including those made under the Brokerage Services Division Bonus Plan were granted under the Restricted Stock Plan.
(6)	Certain employees were eligible to receive a portion of their 2003, 2004 and 2005 bonuses as stock options. Messrs. Gallagher, Howell and McKenna elected to receive $100,000, $25,000 and $25,000 of their 2003 bonuses, respectively, as options. Pursuant to this election, in April of 2004, Messrs. Gallagher, Howell and McKenna received options of 15,000, 3,800 and 3,800 respectively. These options are included in the option amounts for 2004. Mr. Gallagher elected to receive $100,000 of his 2004 bonus as options. Pursuant to this election, in May of 2005, Mr. Gallagher received options of 18,450. These options are included in the option amount for 2005.
(7)	Includes amounts contributed by the Company under the 401(k) match feature of the Company’s Savings and Thrift Plan of $5,250 in 2005, amounts contributed by the Company under the match feature of the Company’s Supplemental Savings and Thrift Plan in 2005 (Mr. Gallagher—$47,100, Mr. Durkin—$7,800, Mr. Gault—$14,300, Mr. Howell—$11,500, and Mr. McKenna—$14,100) and the equivalent annual value of insurance premiums paid by the Company for group term life insurance for the benefit of the named executive officer (Mr. Gallagher—$2,600, Mr. Durkin—$2,500, Mr. Gault—$1,700, Mr. Howell—$700, and Mr. McKenna—$2,500).

Comparative Performance Graph

The following graph demonstrates a five year comparison of cumulative total returns for the Company, the S&P 500 and a Peer Group comprised of the Company, Aon Corporation, Hilb, Rogal and Hamilton Co., Marsh & McLennan Companies, Inc., Willis Group Holdings Ltd. and Brown & Brown, Inc. The comparison charts the performance of $100 invested in the Company, the S&P 500 and the Peer Group on December 31, 2000, with dividend reinvestment.

Directors’ Compensation

Directors who are officers of the Company receive compensation in their capacities as officers and receive no additional compensation for serving as directors.

Non-employee directors, currently Messrs. Brooker, Coughlan, Hand, Johnson, and Wimmer and Mses. Gordon and McCurdy, are eligible to receive compensation consisting of nonqualified stock options. In addition, non-employee directors receive an annual retainer of $30,000 per year or, in lieu of the cash retainer, options to purchase shares of the Company’s Common Stock at the fair market value at the date of grant, plus fees of $1,000 for attendance at each Board meeting or committee meeting on a date other than a Board meeting date. The Chairman of each committee of the Board of Directors (other than the Executive Committee) also receive an annual fee. Accordingly Messrs. Coughlan and Wimmer receive annual chairman fees of $5,000 for the Audit and Compliance Committees, respectively, and Mr. Brooker and Ms. Gordon receive annual chairman fees of $1,500 for the Compensation and Nominating/Governance Committees, respectively. Non-employee directors are reimbursed for travel and accommodation expenses incurred in attending Board or committee meetings. Non-employee directors are not eligible for participation in any other compensation plans of the Company.

In 1989, the Company’s stockholders approved the adoption of the Company’s 1989 Non-Employee Directors’ Stock Option Plan, which has been subsequently amended (as amended, the “1989 Plan”). The 1989 Plan currently provides that non-employee directors are eligible to be granted nonqualified options to purchase a maximum of 1,925,000 shares of the Company’s Common Stock. The 1989 Plan encompasses options granted to non-employee directors at the discretion of the Compensation Committee of the Company’s Board of Directors (“Discretionary Options”) and options granted to non-employee directors pursuant to an election made by a non-employee director to receive options in lieu of his or her annual retainer (“Retainer Options”). Shares issued upon exercise of options granted under the 1989 Plan may be repurchased shares held by the Company or authorized but previously unissued shares. Under the 1989 Plan, a Discretionary Option shall be exercisable at such rate and price fixed by the Compensation Committee. Discretionary Options terminate if not exercised by the date set forth in the 1989 Plan or by such date established by the Compensation Committee at the time it makes the grant.

Pursuant to the terms of the 1989 Plan, Mr. Wimmer and Ms. McCurdy have elected to receive their annual retainers for 2006 in the form of an option to purchase the Company’s Common Stock. A Retainer Option will have an exercise price per share equal to the fair market value of a share of the Company’s Common Stock on the date the option is granted. The number of shares of Common Stock subject to a Retainer Option will have a fair market value as of the date of the grant equal to a multiple of the forgone retainer. For options granted in 2006, the multiple is seven. Retainer Options will become exercisable over four quarterly periods following the date of grant and remain exercisable until the later of the date the director ceases to serve on the Board of Directors and the tenth anniversary of the date of grant.

On May 17, 2005, the Company granted a Retainer Option for 5,535 shares of the Company’s Common Stock to Mr. Wimmer at an exercise price of $27.10 per share. Such options become exercisable at the rate of one-fourth of such grant each successive quarter commencing August 17, 2005. In addition, on May 17, 2005, the Company granted a Discretionary Option for 25,000 shares of the Company’s Common Stock to each of Messrs. Brooker, Coughlan, Hand, Johnson and Wimmer and Ms. Gordon at an exercise price of $27.10 per share, which was the closing price for a share of Common Stock as reported on the NYSE composite listing on that date. Such options become exercisable at the rate of one-third of such grant each successive May 17, commencing May 17, 2006.

The Company approved a supplemental deferred compensation arrangement, effective July 1, 1996, with Robert E. Gallagher after his retirement, and to his surviving spouse after his death, and the surviving spouse of John P. Gallagher (J. Patrick Gallagher, Jr.’s mother), providing for a payment of $100,000 annually, inclusive of any Company pension plan payments, to be paid until the death of such beneficiary.

Pension Plan

The Company also maintains a non-contributory defined benefit pension plan that covered substantially all domestic employees prior to July 1, 2005, which is qualified under the Internal Revenue Code. In the second quarter of 2005, the Company amended the plan to freeze the accrual of future benefits for all domestic employees effective July 1, 2005. The plan provides an annual pension benefit on normal retirement at age 65 which, when paid in the form of a single life annuity, will equal 1% of final average earnings multiplied by the number of years of credited service, not to exceed 25 years (without any deduction for social security or other offset amounts). A person’s earnings for purposes of the plan included all compensation other than allowances such as moving expenses plus any pre-tax contributions under the 401(k) feature of the Savings and Thrift Plan, less any pre-tax contributions under the Supplemental Savings and Thrift Plan. The maximum includible compensation for a participant for any year could not exceed an overall salary maximum as determined by the Internal Revenue Service ($205,000 in 2004 and $210,000 in 2005). The remuneration for executive officers shown under “Salary” and “Bonus” in the Summary Compensation Table constitutes their earnings during 2005 for purposes of the plan without regard to the Internal Revenue Service’s limitation. “Final average earnings” are the highest average earnings received in any five consecutive full calendar years before retirement. Employees’ pension rights are fully vested after the earlier of (i) 5 years of service with the Company or (ii) the attainment of age 65.

The following table shows the estimated annual benefits (which are not subject to deduction for social security or other offset amounts) payable on retirement under the Company’s defined benefit plan to persons in specific remuneration and credited years of service classifications assuming (i) the person elects the single life annuity basis providing monthly payments without benefits to his survivors and (ii) the person continues in the employ of the Company at his present rate of remuneration until age 65:

PENSION PLAN TABLE

Average remuneration during highest five consecutive years before retirement	Years of Credited Service
	15	20	25 or more
$130,000	$19,500	$26,000	$32,500
150,000	22,500	30,000	37,500
170,000	25,500	34,000	42,500
200,000	30,000	40,000	50,000
210,000	31,500	42,000	52,500

For purposes of estimating potential pension benefits using the foregoing table, the number of years of credited service as of December 31, 2005 for the executive officers named in the Summary Compensation Table are as follows: J. Patrick Gallagher, Jr. (25 years), James W. Durkin, Jr. (25 years), James S. Gault (25 years), Douglas K. Howell (2 years), and Richard J. McKenna (25 years). Such pension benefits are in addition to amounts payable to such persons under the Company’s Savings and Thrift Plan and Supplemental Savings and Thrift Plan on their retirement and are subject to certain limitations as required under the Internal Revenue Code.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 regarding the number of shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans.

	(a)		(b)	(c)
Plan Category	Number of securities issued or to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	16,616,229		$23.82	8,409,555	(1)
Equity compensation plans not approved by security holders(2)	11,165	(3)	$22.87	3,381,683	(4)

Total	16,627,394			11,791,238

(1)	Includes the following:
•	756,908 shares available under the Company’s 1988 Incentive Stock Option Plan.

•	3,304,775 shares available under the Company’s 1988 Nonqualified Stock Option Plan.
•	349,965 shares available under the Company’s 1989 Non-Employee Directors’ Stock Option Plan.
•	829,134 shares available under the Company’s United Kingdom Incentive Stock Option Plan.
•	3,168,773 shares available under the Company’s Employee Stock Purchase Plan.
(2)	The following plans have not been approved by the Company’s stockholders: the Deferred Equity Participation Plan, the Management Bonus Plan for the Brokerage Services Division, the Management Bonus Plan for the SMI Division, the Gallagher Healthcare Insurance Services, Inc. 2001 Nonqualified Stock Option Plan, and the Restricted Stock Plan. The material terms of each of these plans are described below.
(3)	Includes stock options to purchase 11,165 shares of the Company’s Common Stock pursuant to the Gallagher Healthcare Insurance Services, Inc. 2001 Nonqualified Stock Option Plan. The Company currently does not grant awards under this plan.
(4)	Includes 3,380,896 shares available under the Restricted Stock Plan and 787 shares available under the Gallagher Healthcare Insurance Services, Inc. 2001 Nonqualified Stock Option Plan. The Company currently does not grant awards under the Gallagher Healthcare Insurance Services, Inc. 2001 Nonqualified Stock Option Plan.

Set forth below is a brief description of the material features of each of the Company’s equity compensation plans that was adopted without the approval of the Company’s stockholders and that was in effect at December 31, 2005.

Deferred Equity Participation Plan

All of the Company’s executive officers and key employees are eligible to receive awards under the Company’s Deferred Equity Participation Plan. The Deferred Equity Participation Plan is a nonqualified plan that provides for distributions to certain executive officers and key employees of the Company upon their normal retirement or earlier death, disability, certain involuntary terminations, or upon a change of control. Under the provisions of the plan, the Company contributes shares of its common stock, in an amount approved by the Compensation Committee, to a rabbi trust on behalf of the executive officers and key employees participating in the plan. The Chief Executive Officer of the Company, in consultation with the Compensation Committee, annually determines the executive officers and key employees that will receive an award under the plan and the amount of such award. Distributions under the plan normally may not be made until the participant retires after reaching age 62 and are subject to forfeiture in the event of voluntary termination of employment prior to age 62. Substantially all distributions from the plan are made in the form of the Company’s Common Stock. There is no authorized amount of shares to be issued pursuant to the Deferred Equity Participation Plan. The shares allocated under the Deferred Equity Participation Plan from June 1, 2003 (the date of the Restricted Stock Plan) through December 31, 2005 have been deducted from the amount of shares available under the Restricted Stock Plan in the table above.

Management Bonus Plan for the Brokerage Services Division

All management employees of the Brokerage Services Division are eligible to participate in the Brokerage Services Division Management Bonus Plan. The bonuses under this plan are determined by a formula applied to the pre-tax profitability of the Brokerage Services Division. Under this plan, at the discretion of the Company, participants may receive their award in cash or in the Company’s Common Stock or any combination thereof. In general, awards are paid in cash. Some awards are paid in stock and if stock is used, an award under this plan vests in the participant’s account in two or three installments with the first installment beginning on March 31st after the end of the year in which the bonus is earned and subsequent installments each March 31st thereafter, with vesting acceleration in the event of death, disability, or change of control. There is no authorized amount of shares to be issued pursuant to the Brokerage Services Division Management Bonus Plan. If the Company decides to pay all or part of the bonus in stock, the shares are issued pursuant to the Restricted Stock Plan. As a result, the Brokerage Services Division Management Bonus Plan is not included in the table above.

Management Bonus Plan for the SMI Division

All management employees of the SMI Division are eligible to participate in the Specialty Marketing and International Management Bonus Plan. The bonuses under this plan are determined by a formula applied to the pre-tax profitability of the SMI Division. Under this plan, at the discretion of the Company, participants may receive their award in cash or in the Company’s Common Stock or any combination thereof. In general, awards are paid in cash. Some awards are paid in stock and if stock is used, an award under this plan vests in the participant’s account in two or three installments with the first installment beginning on March 31st after the end of the year in which the bonus is earned and subsequent installments each March 31st thereafter, with vesting acceleration in the event of death, disability, or change of control. There is no authorized amount of shares to be issued pursuant to the Specialty Marketing and International Management Bonus Plan. If the Company decides to pay all or part of the bonus in stock, the shares are issued pursuant to the Restricted Stock Plan. As a result, the Specialty Marketing and International Management Bonus Plan is not included in the table above.

Gallagher Healthcare Insurance Services, Inc. 2001 Nonqualified Stock Option Plan

All salaried employees of Gallagher Healthcare Insurance Services, Inc. are eligible to participate in the 2001 Nonqualified Stock Option Plan. The Company adopted this plan at the time that it acquired The Galtney Group, Inc. in order to grant replacement options to the employees of the acquired company. All options granted under this plan have a term of not more than 10 years from the grant date and become exercisable over a period of time and at an exercise price determined by the Compensation Committee. If an optionee’s employment is terminated for any reason other than the death, disability or retirement of the optionee, all of the optionee’s options will terminate immediately, whether or not vested. In the event of a change of control (as defined in the plan), all outstanding options will become fully exercisable. Options granted under the plan are nontransferable and, during the optionee’s lifetime, are exercisable only by the optionee. The plan may be amended, suspended or terminated by the Board at anytime so long as no termination or amendment of the plan adversely affects the rights of an option holder. The Company does not plan to grant future options under this plan.

Restricted Stock Plan

All of the Company’s directors, officers and employees are eligible to receive awards under the Company’s Restricted Stock Plan adopted by the Board of Directors effective on June 1, 2003. The Restricted Stock Plan provides for the grant to certain directors, officers and employees of the Company of contingent rights to receive shares of Common Stock of the Company. Awards under the plan are granted at the discretion of the Compensation Committee of the Board. Each award granted under the plan represents the right of the holder of the award to receive shares of common stock of the Company, cash or a combination of shares and cash, upon and subject to the holder’s continued employment with the Company for a period of time after the date the award is granted. The Compensation Committee shall determine each recipient of an award under the plan, the number of shares of common stock subject to such an award and the period of continued employment required for the vesting of such award. 4,000,000 shares of common stock of the Company are authorized to be issued pursuant to the Restricted Stock Plan. In 2005 the Compensation Committee granted 200,462 shares of restricted stock under the Restricted Stock Plan.

Broad-Based Employee Stock Option Plans

The Company maintains a 1988 Incentive Stock Option Plan and a 1988 Nonqualified Stock Option Plan. Over 2,500 employees below the executive officer level have been awarded one or more stock option grants under these Stock Option Plans. The top five executive officers of the Company as a group have received less than 10% of the options granted in each of the last three years. These awards are granted in an effort to develop and motivate those employees who have been identified as important to sustaining the Company’s outstanding performance into the future. These awards reinforce an entrepreneurial environment and spirit in the Company by providing real incentives for these employees to sustain and enhance the Company’s long-term performance. The Company believes that the superior performance of these individuals will contribute significantly to the Company’s future success.

The following table sets forth certain information regarding options to purchase shares of Common Stock granted to the executive officers of the Company named in the Summary Compensation Table during the Company’s 2005 fiscal year. The exercise price of the options equals the closing price for a share of the Company’s Common Stock on the date of the option grant.

Option Grants in the Last Fiscal Year (1)

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5% ($)	10% ($)
J. Patrick Gallagher, Jr.	50,000	1.63	27.25	7-21-15	857,000	2,171,000
	18,450	0.60	27.10	5-17-15	314,000	797,000

	68,450	2.23			1,171,000	2,968,000
James W. Durkin, Jr.	30,000	0.98	27.25	7-21-15	514,000	1,303,000
James S. Gault	35,000	1.14	27.25	7-21-15	600,000	1,520,000
Douglas K. Howell	35,000	1.14	27.25	7-21-15	600,000	1,520,000
Richard J. McKenna	30,000	0.98	27.25	7-21-15	514,000	1,303,000

(1)	Nonqualified options granted on May 17, 2005 and July 21, 2005, exercisable at the rate of 10% of total option for each calendar year after 2005. The option grant on May 17, 2005 to Mr. Gallagher was made pursuant to Mr. Gallagher’s election to receive $100,000 of his 2004 bonus as options.
(2)	Based on actual option term and annual compounding.

The following table sets forth certain information regarding options to purchase shares of Common Stock exercised during the Company’s 2005 fiscal year and the number and value of unexercised options to purchase shares of Common Stock held at the end of the Company’s 2005 fiscal year by the executive officers of the Company named in the Summary Compensation Table.

Aggregated Option Exercises in the Last Fiscal Year

and Fiscal Year End Option Values

Name	Number of Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at FY-End Exercisable (#)	Number of Securities Underlying Unexercised Options at FY-End Unexercisable (#)	Value of Unexercised In-the-Money Options at FY-End Exercisable ($)(2)	Value of Unexercised In-the-Money Options at FY-End Unexercisable ($)(2)
J. Patrick Gallagher, Jr.	12,000	226,000	46,003	230,471	321,000	1,302,000
James W. Durkin, Jr.	40,000	863,000	100,000	130,000	1,729,000	948,000
James S. Gault	10,000	212,000	36,000	149,000	267,000	988,000
Douglas K. Howell	—	—	18,876	129,880	100,000	552,000
Richard J. McKenna	30,000	601,000	74,376	139,380	1,099,000	950,000

(1)	Market value of underlying securities at exercise, minus the exercise price.
(2)	Market value of underlying securities at year end, minus the exercise price.

Severance Arrangements

The Company has a plan for severance compensation to employees after a hostile takeover. The plan defines a hostile takeover to include, among other events, the following events, if not approved by two-thirds of the members of the Board of Directors in office immediately prior to any such events: the election of directors not nominated by the Board of Directors, a business combination, such as a merger, not approved by the holders of 80% or more of the Common Stock and the Board of Directors or not meeting various “fair price” criteria, or the acquisition of 20% or more of the combined voting power of the Company’s stock by any person or entity. All full-time and part-time employees who are regularly scheduled to work 20 or more hours per week and who have completed at least two years of continuous employment with the Company are participants in the plan. A severance benefit is payable under the plan if a participant’s employment with the Company terminates voluntarily or involuntarily within two years after a hostile takeover for reasons such as reduction in compensation, discontinuance of employee benefit plans without replacement with substantially similar plans, change in duties or status, certain changes in job location and involuntary termination of employment for reasons other than just cause. For participants who have completed at least two but less than five years of employment, the benefit is equal to the employee’s annual compensation during the year immediately preceding the termination of employment. For employees who have completed five or more years of employment, the benefit is equal to two and one-half times the employee’s annual compensation during the 12 months ending on the date of termination of employment, but may not exceed 2.99 times average annual compensation during the preceding five years. Annual compensation is defined for purposes of the plan as the amount of the employee’s wages, salary, bonuses and other incentive compensation. Benefits are payable in a lump sum not later than 10 days after termination of employment.

Each of the executive officers of the Company named in the Summary Compensation Table has entered into a change in control agreement with the Company. A severance benefit is payable under the agreement if the executive officer’s employment with the Company is terminated by (i) the Company for any reason other than death, physical or mental incapacity or cause within 24 months following a change in control of the Company; or (ii) the resignation of the executive officer within 24 months following a change in control of the Company upon the occurrence of a material change in the nature or scope of the executive’s authorities, powers, functions or duties or a reduction in the executive’s total compensation. In the event of any such termination of the executive officer’s employment, under the agreement the Company is required to pay the executive a severance allowance equal to his then salary and bonus payments for a 24 calendar month period. Additionally, the executive will also continue to participate for a period of two years in the Company’s welfare benefit plans. Cash benefits are payable in a lump sum not later than seven days after termination of employment.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006

The Audit Committee has considered the qualifications of Ernst & Young LLP and recommended that the Board of Directors appoint them as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2006. The Board of Directors desires to obtain stockholders’ ratification of the Board’s action in such appointment. A resolution ratifying the appointment will be offered at the meeting. If the resolution is not adopted, the adverse vote will be considered as a direction to the Board to select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of an independent registered public accounting firm so long after the beginning of the current year, it is contemplated that the appointment for the year 2006 will stand unless the Board finds other good reason for making a change.

Principal Accountant Fees and Services

The following is a summary of the fees billed to the Company by Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2005 and December 31, 2004:

	2005	2004
Audit Fees	$1,709,000	$1,510,000
Audit-Related Fees	352,000	401,000
Tax Fees	530,000	840,000
All Other Fees	6,000	13,000

Totals	$2,597,000	$2,764,000

Fees for audit services include fees associated with the annual audit of the Company and its subsidiaries and the attestation of management’s report on the effectiveness of internal control over financial reporting, the review of the Company’s quarterly reports on Form 10-Q, and statutory audits required internationally. Audit-related fees principally include due diligence in connection with acquisitions, audits in connection with the Company’s employee benefit plans, issuance of service auditor reports (SAS 70) related to operations at two Company subsidiaries and advisory work related to the Company’s preparation to meet the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Tax fees include tax compliance, tax advice and tax planning related to Federal, state and international tax matters. All other fees principally include fees for access to an online accounting and tax information database in 2005 and 2004 and assignment services related to the relocation of an expatriate in 2004.

All audit-related services, tax services and other services for fiscal years 2005 and 2004 were pre-approved by the Audit Committee. It is the policy of the Audit Committee to pre-approve the engagement of the independent registered public accounting firm before such accountant is engaged by the Company to render audit or other services.

In connection with the audit of the 2005 consolidated financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for the Company. The agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006 requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

FOR THE RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Stockholder proposals to be presented at the 2007 Annual Meeting of Stockholders must be received by the Company at its principal office on or before December 8, 2006 to be considered for inclusion in the Company’s proxy materials for that meeting. With respect to any stockholder proposal to be presented at the 2007 Annual Meeting of Stockholders that is received by the Company after February 21, 2007, the proxies solicited on behalf of the Board of Directors may exercise discretionary voting power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For the year ended December 31, 2005, and during the year 2006 to date, the Company and certain of its subsidiaries have retained the law firm of Lord, Bissell & Brook, LLP to provide legal advice and perform legal services to the Company in the ordinary course of business. One of the Company’s directors, Kay W. McCurdy, is a partner at Lord, Bissell & Brook, LLP. All of these transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties. The Company anticipates that it will continue to engage in such transactions with Lord, Bissell & Brook, LLP in the ordinary course of business during the remainder of 2006. Fees paid by the Company to Lord, Bissell & Brook, LLP for the fiscal year ended December 31, 2005 for services rendered were $86,500. None of the fees paid to Lord, Bissell & Brook, LLP during 2005 were, or for 2006 are expected to be, in excess of five percent (5%) of the Company’s or Lord, Bissell and Brook’s consolidated revenues in either of such years.

Certain directors and executive officers have immediate family members who are employed by the Company. The compensation of each such family member was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions and is comparable to compensation paid to unrelated third parties for similar services. A sister of J. Patrick Gallagher, Jr. was employed by the Company in 2005, was paid an aggregate amount of $358,800 in salary and bonus and received a stock option grant of 3,500 shares. A brother of J. Patrick Gallagher, Jr. was employed by the Company in 2005, was paid an aggregate amount of $649,100 in salary and bonus and received a stock option grant of 25,000 shares and had a $120,000 relocation related loan forgiven. A brother-in-law of J. Patrick Gallagher, Jr. was employed by the Company in 2005, was paid an aggregate amount of $468,400 in salary and bonus and received a stock option grant of 16,500 shares. Another brother-in-law of J. Patrick Gallagher, Jr. was employed by the Company in 2005, was paid an aggregate amount of $84,000 in salary and bonus and received a stock option grant of 500 shares. A son of Robert E. Gallagher was employed by the Company in 2005, was paid an aggregate amount of $148,800 in salary and bonus and received a stock option grant of 3,000 shares. A brother of James W. Durkin, Jr. was employed by the Company in 2005, was paid an aggregate amount of $336,300 in salary and bonus and received a stock option grant of 8,000 shares. A son of J. Patrick Gallagher, Jr., was employed by the Company in 2005, was paid an aggregate amount of $100,000 in salary and bonus and received a stock option grant of 500 shares. A son of James W. Durkin, Jr. was employed by the Company in 2005 and was paid an aggregate amount of $74,200 in salary and bonus.

In 2005 and 2004 the Company paid $459,000 and $418,700, respectively, to Advanced Group for certain personnel related services. A brother of J. Patrick Gallagher, Jr. is an Executive Vice President of Advanced Group. The Company engaged Advanced Group in the ordinary course of business in accordance with its normal procedures for engaging service providers and on terms no less favorable than could be obtained from unaffiliated third parties.

The law firm of Sidley Austin LLP provides legal services to the Company. A son-in-law of Robert E. Gallagher is a partner at Sidley Austin LLP. Fees paid by the Company to Sidley Austin LLP for the fiscal year ended December 31, 2005 for services rendered were $3,164,500, which did not exceed five percent of such law firm’s gross revenues for its last fiscal year.

OTHER MATTERS

The Company knows of no other matters to be presented for action at the meeting. If any other matters should properly come before the meeting or any adjournment thereof, such matters will be acted upon by the persons named as proxies in the accompanying proxy according to their best judgment in the best interests of the Company.

The Annual Report to Stockholders containing financial statements for the year ended December 31, 2005, and other information concerning the Company is being furnished to the stockholders but is not to be regarded as proxy soliciting material.

The material referred to in this proxy statement under the captions “Report of the Audit Committee”, “Report of the Compensation Committee” and “Comparative Performance Graph” shall not be deemed “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act except to the extent that the Company specifically incorporates any of the material in a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Each stockholder is urged to mark, date, sign and return the enclosed proxy card in the envelope provided for that purpose. Your prompt response is helpful and your cooperation will be appreciated.

Dated: April 7, 2006

By Order of the Board of Directors

JOHN C. ROSENGREN

Secretary

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees. Class I Nominees for term expiring in 2009:

		For	Withhold

	01 - J. Patrick Gallagher, Jr.	☐	☐

	02 - Ilene S. Gordon	☐	☐

	03 - James R. Wimmer	☐	☐

B	Issue

The Board of Directors recommends a vote FOR the following proposal.
				For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2006.			☐	☐	☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

IMPORTANT: Please sign your name exactly as it appears above. In the case of joint holders, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

■ 0 0 8 7 4 4	1 U P X	C O Y	+

001CD40001             00JHGA

Proxy - Arthur J. Gallagher & Co.

Two Pierce Place

Itasca, Illinois 60143

This Proxy is Solicited on Behalf of the Board of Directors

The stockholder hereby appoints Robert E. Gallagher and J. Patrick Gallagher, Jr., or either of them, as attorneys and proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated herein, all the shares of voting stock of Arthur J. Gallagher & Co. held of record by the stockholder on March 20, 2006, at the Annual Meeting of Stockholders to be held on May 16, 2006 or any adjournment thereof.

In Their Discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2. This proxy is revocable at any time.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side.)